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                                                                      EXHIBIT 99

[GENCORP - LOGO]

                         NEWS RELEASE Rosemary B. Younts
                                                          Sr. VP, Communications
                                                                  (916) 351-8650
                                                                  (916) 804-7820
                                                     rosemary.younts@gencorp.com
                                                     ---------------------------

                                                                      Terry Hall
                                                                     Sr. VP, CFO
                                                                  (202) 828-6800
                                                          terry.hall@gencorp.com
                                                          ----------------------

                                                           FOR IMMEDIATE RELEASE
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                      AEROJET AND PRATT & WHITNEY ANNOUNCE
                      ------------------------------------
                   INTENT TO FORM NEW SPACE PROPULSION COMPANY
                   -------------------------------------------

         SACRAMENTO, CALIFORNIA, JULY 17, 2000 - Aerojet-General Corp., the aerospace and defense segment of GenCorp Inc. (NYSE: GY), and Pratt & Whitney (P&W), a unit of United Technologies Corp. (NYSE: UTX), announced today their intention to form a new space propulsion company. Aerojet and P&W Space Propulsion (SP) have signed a letter of intent, subject to execution of a definitive agreement and government agreements and approvals. A definitive agreement is expected to be complete before the end of the calendar year.

         Under the agreement currently being negotiated, Pratt & Whitney would have the majority interest in the new company, which would operate out of P&W facilities. P&W SP currently has facilities in California, Alabama and Florida. Most of Aerojet's propulsion programs would be acquired by the new company in exchange for cash and a 20 percent equity interest in the new company. Aerojet's propulsion business, located in Sacramento, accounted for approximately one-third of its 1999 revenues of $615 million.

         "This proposed transaction is in accordance with our stated intent to explore all possible alternatives to enhance shareholder value. We have maintained that the propulsion industry needs to consolidate in order to reduce costs and become more efficient. This has been an important strategic priority for our corporation," said Bob Wolfe, Chairman and CEO of GenCorp. "This transaction, if completed, would enable us to focus in other defense industries, including space electronics. With the relocation of a number of propulsion operations from Sacramento, we will accelerate utilization of the valuable property assets we have in Sacramento, which offer tremendous potential to contribute significantly to the economy of the region," Wolfe added.

         "Aerojet and Pratt & Whitney make an excellent fit, both experts in the propulsion industry. The new company would combine the distinctive products, capabilities and technologies of each to provide significant improvements to customers," said Carl Fischer, President of Aerojet.

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         If the agreement is completed, Aerojet would continue to operate some propulsion programs in Sacramento that would not be acquired by the new company, and would complete the environmental remediation of the Sacramento site. The final agreement is contingent on continuation of Aerojet's existing agreement with the U.S. Government concerning the allowability of environmental remediation costs at its Sacramento facility.

         The transaction would not affect GenCorp's rapidly growing Aerojet Fine Chemicals business.

         Aerojet is a world-class supplier in the aerospace and defense industry. In addition to missile and space propulsion systems, Aerojet serves the space electronics, and smart munitions and armaments segments of the aerospace and defense industry. Aerojet has about 3,000 employees. There are 1,600 employees located in Sacramento; 1,200 of those work for the space propulsion business.

         P&W SP builds propulsion systems for liquid rockets and hypersonic propulsion systems in West Palm Beach, Fla. and solid rocket propulsion systems in San Jose, Calif. P&W SP employs about 1,300 people. P&W is a unit of United Technologies Corporation, located in Hartford, Conn.

         United Technologies Corporation, based in Hartford, Connecticut, provides a broad range of high technology products and support services to the building systems and aerospace industries. Those products include Pratt & Whitney aircraft engines, space propulsion systems and industrial gas turbines; Carrier heating, air conditioning and refrigeration; Otis elevator, escalator and people movers; Hamilton Sundstrand aerospace and industrial products; Sikorsky helicopters and International Fuel Cells power systems.

         GenCorp is a technology-based manufacturer with leading positions in aerospace and defense, pharmaceutical fine chemicals and the automotive industry.

         For more information, visit the companies' web sites, www.GenCorp.com and www.pratt&whitney.com.

         This release contains forward-looking statements as defined under securities laws, including statements about formation of the company and the ability of future business operations to become more efficient, lower costs and improve capabilities. Such forward-looking statements involve risks and uncertainties, which could cause actual results to differ from the statements. These include risks and uncertainties connected with negotiation and creation of a new company and those inherent in restructuring operations to realize opportunities for improved efficiency, cost saving and improved capabilities.